Exhibit 13.12

EXECUTION

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

(Formerly known as Kayne Anderson MLP/Midstream Investment Company)

(which in turn was formerly known as Kayne Anderson MLP Investment Company)

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 24, 2023

By and Among

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

THE SEVERAL BANKS FROM
TIME TO TIME PARTIES HERETO

Amending and Restating the Fifth Amended and Restated Credit Agreement, dated as of February 25, 2022, by and among JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto, as heretofore amended from time to time

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3.20	Affiliated Persons	37
3.21	Licenses, Permits, Etc	37
3.22	Existing Indebtedness	37
3.23	Foreign Assets Control Regulations, Etc	37
3.24	Ranking of Obligations	38
3.25	EEA Financial Institutions	38

SECTION 4.	CONDITIONS PRECEDENT	38
4.1	Conditions to Initial Loans	38
4.2	Conditions to Each Loan	39

SECTION 5.	AFFIRMATIVE COVENANTS	40
5.1	Financial Statements	40
5.2	Certificates; Other Information	41
5.3	Payment of Obligations	42
5.4	Conduct of Business; Maintenance of Existence and Investment Company Status; Compliance with Law and Contractual Obligations; Maintenance of Custodian	42
5.5	Maintenance of Property; Insurance	43
5.6	Inspection of Property; Books and Records; Discussions	43
5.7	Notices	43
5.8	Purpose of Loans	44
5.9	Payments Following Default or Event of Default	44

SECTION 6.	NEGATIVE COVENANTS	44
6.1	Financial Condition Covenant	44
6.2	Limitation on Indebtedness	44
6.3	Limitation on Liens	45
6.4	Limitation on Guarantee Obligations	45
6.5	Limitation on Fundamental Changes	45
6.6	Limitation on Distributions	46
6.7	Limitation on Investments, Loans and Advances; Subsidiaries	46
6.8	Limitation on Transactions with Affiliates	46
6.9	Limitation on Negative Pledge Clauses	46
6.10	Limitation on Changes to Investment Policies	47
6.11	Permitted Activities	47
6.12	ERISA	47
6.13	Terrorism Sanctions Regulations	47
6.14	Asset Coverage Ratio Calculation	47

SECTION 7.	EVENTS OF DEFAULT	47

SECTION 8.	THE ADMINISTRATIVE AGENT	50
8.1	Appointment	50
8.2	Delegation of Duties	50
8.3	Exculpatory Provisions	50
8.4	Reliance by Administrative Agent	52

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8.5	Notice of Default	52
8.6	Acknowledgments of Lenders	52
8.7	Indemnification	54
8.8	Administrative Agent in Its Individual Capacity	5 5
8.9	Successor Administrative Agent	55

SECTION 9.	MISCELLANEOUS	55
9.1	Amendments and Waivers	55
9.2	Notices	56
9.3	No Waiver; Cumulative Remedies	57
9.4	Survival of Representations and Warranties	57
9.5	Payment of Expenses and Taxes; Indemnification, Etc	57
9.6	Successors and Assigns; Participations and Assignments	59
9.7	Adjustments; Set-off	61
9.8	Counterparts	62
9.9	Severability	63
9.10	Integration	63
9.11	GOVERNING LAW	63
9.12	Submission To Jurisdiction; Waivers	63
9.13	Acknowledgments	64
9.14	WAIVERS OF JURY TRIAL	64
9.15	Waiver of Conflicts; Confidentiality; Integration	64
9.16	Non-Recourse	65
9.17	PATRIOT Act	65
9.18	Acknowledgement and Consent to Bail-In of EEA and UK Financial Institutions	66
9.19	Lender Representation	66

SCHEDULES:

Schedule I	Commitments

EXHIBITS:

Exhibit 2.5(e)	Form of Note
Exhibit 9.6(c)	Form Assignment and Acceptance

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SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 24, 2023 (the “Closing Date”), by and among (i) KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC., formerly known as Kayne Anderson MLP/Midstream Investment Company, which in turn was formerly known as Kayne Anderson MLP Investment Company, a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”); (ii) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and (iii) JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent for the Lenders hereunder (the “Administrative Agent”), amending and restating the Fifth Amended and Restated Credit Agreement, dated as of February 25, 2022, by and among JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto, as heretofore amended from time to time.

W I T N E S S E T H :

WHEREAS, the Borrower is a closed-end registered management investment company under the Investment Company Act of 1940 for which KA Fund Advisors, LLC, a Delaware limited liability company (the “Investment Manager”) acts as investment manager; and

WHEREAS, the Borrower has requested Lenders to make Loans (as hereinafter defined) to the Borrower and to make available to it a credit facility for the purposes and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.      DEFINITIONS

1.1          Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR Loans”: Loans made at a rate of interest based upon the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 10 basis points (0.10%); provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of the Credit Agreement.

“Adjusted Total Assets”: as of any date, (a) Total Assets, minus (b) the excess, if any, of (i) the sum, without duplication, of (X) the book value of all Investments of the Borrower in Unrestricted Subsidiaries, plus (Y) the value of all Level 3 Assets of the Borrower, minus (ii) an amount equal to 20% of Total Assets. For purposes of this definition, “Level 3 Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820, Fair Value Measurements and Disclosures), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

“Administrative Agent”: JPMorgan, together with its permitted successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Advisers Act”: the Investment Advisers Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 9.5(d).

“Aggregate Commitment”: the total of all Commitments of all Lenders, as may be reduced from time to time in accordance with the terms of this Agreement. As of the Closing Date, the Aggregate Commitment shall be $175,000,000.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day (as defined in the Credit Agreement), the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to the Credit Agreement (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to the provisions of the Credit Agreement), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of the Credit Agreement.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Anti-Terrorism Order”: Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended from time to time.

“Applicable Law”: any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Margin”: at any time, with respect to each Type of Loan, the respective percentage per annum set forth below opposite the respective Asset Coverage Ratio as of the most recent weekly calculation thereof:

Asset Coverage Ratio	Applicable Margin for Term Benchmark Loans[1]	Applicable Margin for ABR Loans[1]

Greater than or equal to 350%	130 bps	30 bps

Greater than or equal to 325%, but	180 bps	80 bps
less than 350%

Less than 325%	215 bps	115 bps

1.	The Applicable Margin in each instance shall be increased by 50 bps for such time the actual Net Assets are less than the Minimum Net Assets.

“Approved Electronic Platform”: as defined in Section 8.3(b).

“Asset Coverage Ratio”: with respect to the Borrower, the ratio which (i) the value of the Adjusted Total Assets of the Borrower less all liabilities and indebtedness of the Borrower and the Restricted Subsidiaries not represented by Senior Securities, bears to (ii) the aggregate amount of all Senior Securities representing Indebtedness of the Borrower and its Restricted Subsidiaries. For the purposes of calculating the Asset Coverage Ratio, the amount of any liability or indebtedness deducted from Adjusted Total Assets of the Borrower shall be equal to the greater of (x) the outstanding amount of such liability or indebtedness, or (y) the fair market value of all assets securing such liability or indebtedness of the Borrower; provided that with respect to the covered call programs undertaken by the Borrower, in which calls are written on securities owned by the Borrower, the amount of any liability or indebtedness deducted from Adjusted Total Assets of the Borrower shall be equal to the greater of (x) the outstanding liability represented by such covered calls, or (y) the sum of the fair market value of such owned securities up to the value of such outstanding liability plus the fair market value of all other assets securing such covered calls.

“Assignee”: as defined in Section 9.6(c).

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment less (b) the aggregate principal amount of all Loans to the Borrower made by such Lender then outstanding; collectively, as to all the Lenders, the “Available Commitments.”

“Available Tenor”: as of any date of determination and with respect to the Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of any interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. §101 et seq., as amended.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)       the Adjusted Daily Simple SOFR;

(2)       the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in Section 9.7(a).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified in a Borrowing Notice pursuant to Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Notice”: as defined in Section 2.2.

“Business Day”: a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date”: February 24, 2023.

“Closing Date Net Assets”: Net Assets as most recently calculated prior to the Closing Date (but in any event within 10 Days of the Closing Date).

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Commitment”: as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I.

“Commitment Fee” and “Commitment Fees”: as defined in Section 2.3.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments of all Lenders (or, at any time after the Commitments of all the Lenders shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Commitment Period”: the period from and including the date hereof to, but not including, the Termination Date.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Portfolio Entities”: Subsidiaries of the Borrower, of which the Borrower owns not less than 80% of the beneficial or equitable interests; all such Subsidiaries, other than Unrestricted Subsidiaries, being organized for the sole purpose of holding portfolio investments consistent with the Borrower’s Investment Policies.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Party”: the Administrative Agent and the Lenders.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Lender”: an entity that is a “Bank” (as defined in the 1940 Act) and is not otherwise prohibited by Section 17 of the 1940 Act from lending to the Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter”: that certain letter agreement dated as of January 17, 2023 between JPMorgan Chase Bank, N.A. and the Borrower.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Floor”: zero percent (0)%.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) all obligations of such Person under Financing Leases or Interest Rate Agreements or Swap Obligations as calculated daily on a marked-to-market basis in accordance with GAAP, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) all reimbursement obligations of such Person arising out of any letters of credit, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (g) all guaranties and sureties of obligations stated in clauses (a) through (f) above; provided  however, “Indebtedness” shall not include obligations under Swap Obligations or Interest Rate Agreements to the extent such obligations do not constitute “indebtedness” under the 1940 Act or otherwise consistent with the regulatory guidance provided by the staff of the Securities Exchange Commission.

“Indemnified Parties”: as defined in Section 9.5(c).

“Interest Payment Date”: (a) with respect to any ABR Loan, the last day of each calendar month in which such loan is outstanding, the date of repayment, and the maturity date of such Loan (being the earlier of thirty (30) days after the date of borrowing of such Loan and the Maturity Date) and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and, in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period”: with respect to any Term Benchmark Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap of other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.

“Investment”: has the meaning given in Section 6.7 hereof.

“Investment Manager”: as defined in the recitals hereto.

“Investment Policies”: as to the Borrower, the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in the Borrower’s registration statement or Prospectus.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMorgan”: as defined in the preamble hereto.

“Lender-Related Person”: as defined in Section 9.5(b).

“Lenders”: as defined in the preamble hereto.

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement and the Notes, and each amendment thereto.

“Loans”: all loans made pursuant to this Agreement; individually, a “Loan”.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or ability to timely perform any of its material obligations under the Loan Documents of the Borrower or (b) the legality, validity, or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder.

“Maturity Date”: (i) as to each ABR Loan, the date which is the earliest of (a) 30 days after the Borrowing Date for such Loan, (b) the Termination Date and (c) the date on which such Loan is paid in full; and (ii) as to all Term Benchmark Loans, the date which is the earlier of (a) the Termination Date, and (b) the date on which such Loan is paid in full.

“Minimum Net Assets”: The sum of (x) 50% of Closing Date Net Assets, plus (y) 25% of net proceeds from each common stock equity issuance of the Borrower subsequent to the date of calculation of Closing Date Net Assets.

“Minimum Permitted Ratio”: 300%.

“Moody’s”: Moody’s Investor Service, Inc.

“Net Assets”: Net Assets applicable to common stockholders of the Borrower, as calculated by the Borrower consistent with past practices in accordance with GAAP, and consistently stated on the balance sheets of the Borrower.

“1940 Act”: the Investment Company Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“1933 Act”: the Securities Act of 1933, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Non-Excluded Taxes”: as defined in Section 2.11.

“Non-Recourse Person”: as defined in Section 9.16.

“Note”: each Revolving Credit Note.

“Note Purchase Agreement”: collectively, those note purchase agreements among the Borrower and those certain purchasers party thereto with respect to certain senior unsecured notes as outstanding on the Closing Date.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Patriot Act”: United State Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Participant”: as defined in Section 9.6(b).

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Permitted Secured Indebtedness”: as defined in Section 6.2(e).

“Plan”: at a particular time, any employee benefit plan covered by ERISA which the Borrower maintains.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prospective Lenders”: as defined in Section 2.1(c).

“Prospectus”: as to the Borrower at a particular time, shall mean the currently effective prospectus and statement of additional information of the Borrower.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 9.6(d).

“Regulation T”: Regulation T of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Relevant Rate”: with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate.

“Required Lenders”: at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

“Requirement of Law”: as to any Person, the certificate of incorporation, by-laws, partnership agreement, or other organizational or governing documents of such Person, and any Applicable Law.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: any duly appointed officer of the Borrower whose title appears on a list of “Responsible Officers” provided from time to time by the Borrower to the Administrative Agent, and accepted by the Administrative Agent in its reasonable discretion.

“Restricted Subsidiary”: as of any date, any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Note”: as defined in Section 2.5(e).

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies.

“Senior Security”: any security classified as a Senior Security under the 1940 Act, including, without limitation, any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including, without, limitation all Loans under this Agreement), and any share of beneficial interest of the Borrower of a class having priority over any other class of shares of the Borrower as to distribution of assets or payment of dividends, including without limitation preferred stock; provided however, that Senior Security shall not include obligations under Swap Obligations or Interest Rate Agreements to the extent not constituting a Senior Security under the 1940 Act or otherwise consistent with the regulatory guidance provided by the staff of the Securities Exchange Commission.

“Senior Securities Representing Indebtedness” and “Senior Securities representing Indebtedness”: any Senior Security other than stock, preferred stock or other equity security.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate”: SOFR.

“Subsidiary”: as to any Person, a corporation, partnership or other entity (including without limitation Controlled Portfolio Entities) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, except if such shares of stock or other ownership interests are held, or where such management is controlled by such Person acting, solely in a fiduciary capacity entered into in the ordinary course of business.

“Swap Obligation”: as to any person, any net obligation of such person arising out of (i) any “swap agreement” (as defined in Section 101(53B) of the Bankruptcy Code), (ii) any equity derivative transactions such as swap, floor, collar, or cap transactions, (iii) any forward contracts, including foreign exchange transactions, (iv) any option to enter into any of the foregoing or (v) any combination of the foregoing.

“Term Benchmark Loan”: when used in reference to any Loan, refers to such Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date”: February 23, 2024, or such earlier date on which the Commitments shall terminate as provided herein.

“Total Assets”: at any time, all assets of the Borrower which in accordance with GAAP would be classified as assets on a balance sheet of the Borrower prepared as of such time; provided, however, that the term Total Assets shall not include (a) equipment, (b) debt or preferred securities owned by the Borrower which are in default, and (c) deferred organizational and offering expenses in the aggregate amount in excess of $14,000,000.

“Tranche”: the collective reference to Term Benchmark Loans, the Interest Periods of which begin on the same date and end on the same later date (whether or not such Term Benchmark Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 9.6(f).

“Type”: when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiaries”: as of any date, (a) each Controlled Portfolio Entity that has become, and remains, an “Unrestricted Subsidiary” pursuant to Section 2.16, and (b) each Subsidiary of each Person described in clause (a) hereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2          Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (as consistently applied).

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3          Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.      AMOUNT AND TERMS OF COMMITMENT

2.1          Commitments.

(a)           Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower, from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding in Dollars not to exceed the amount of such Lender’s Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that at no time may the aggregate principal amount outstanding of Revolving Credit Loans to the Borrower exceed the Aggregate Commitment.

(b)           The Loans may from time to time be (i) Term Benchmark Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7, provided that no Loan shall be made as a Term Benchmark Loan after the day that is one month prior to the Termination Date, and provided further that should the Administrative Agent determine in good faith that it is generally illegal for the Lenders to make Term Benchmark Loans, then the Administrative Agent shall promptly notify the Borrower of such determination in writing and upon receipt of such notice, the Borrower shall not request that any Loans borrowed after receipt of such notice shall be Term Benchmark Loans until such time as the Administrative Agent determines that it is generally legal for the Lenders to make Term Benchmark Loans.

(c)           The Borrower may request an increase in the amount of the Aggregate Commitment by offering to the Lenders or to other prospective Eligible Lenders acceptable to the Administrative Agent (“Prospective Lenders”) the opportunity to increase their Commitments or to extend Commitments hereunder, which request may be accepted or declined in the sole discretion of such Lenders or other Prospective Lenders; provided, however, that the Borrower shall not request an increase that would cause the Aggregate Commitment after giving effect to such increase to exceed $262,500,000, and any such requested increase shall be in integral multiples of $5,000,000.

2.2          Procedure for Borrowing. Subject to Section 4, the Borrower may borrow under the Commitments during the Commitment Period on any Business Day, with respect to Term Benchmark Loans, or any Business Day, with respect to ABR Loans, provided that the Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”)(which Borrowing Notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date for a Term Benchmark Loan, and 11:00 a.m. on the requested Borrowing Date for an ABR Loan), specifying (i) the aggregate amount to be borrowed and the aggregate amount outstanding after giving effect to such borrowing, (ii) the Type of each Loan requested, (iii) the requested Borrowing Date and (iv) with respect to any Term Benchmark Loan, the lengths of the initial Interest Periods therefor. The aggregate amount of each borrowing by the Borrower under the Commitments on any Borrowing Date shall be in an amount equal to (i) as to each ABR Loan, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount); (ii) as to each Term Benchmark Loan, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 4:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower on such Borrowing Date by the Administrative Agent transferring by wire to the custodian of and for the account of the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3          Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee” and collectively, the “Commitment Fees”) during the period which shall begin on the first day of the Commitment Period and shall extend to the Termination Date, which Commitment Fee shall be a quarterly fee, computed at the rate of 0.20% per annum on the average daily amount of the Available Commitments of all Lenders (other than a Defaulting Lender) in the aggregate during each calendar quarter. Such Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

2.4          Termination and Reduction of Commitments.

(a)           The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all Commitments and this Agreement, except with respect to provisions which by their terms are expressly stated to survive such termination. Any termination of all Commitments, and this Agreement (whether occurring pursuant to the preceding sentence (a “Voluntary Termination”) or upon the exercise of Lenders’ remedies following an Event of Default (an “Involuntary Termination”)) shall be accompanied by prepayment in full of the Loans to the Borrower then outstanding, and payment of (i) any accrued Commitment Fees payable by the Borrower hereunder and (ii) any other accrued fees, expenses or indemnified liabilities payable by the Borrower hereunder.

(b)           Interest accrued on the amount of any prepayment relating to such termination and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination.

(c)           The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to reduce the Aggregate Commitment in minimum increments of $1,000,000, provided that the Aggregate Commitment may not be reduced to lower than $1,000,000. Any such reduction shall be accompanied by prepayment in full of the Loans to the Borrower then outstanding that are in excess of the Aggregate Commitment as reduced.

(d)           The Administrative Agent shall provide each Lender with prompt notice of any Commitment changes pursuant to this Section 2.4.

2.5          Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender to the Borrower on the Maturity Date for such Loan (or such earlier date on which the Loans become due and payable pursuant to Section 2.6(b) or Section 7). The Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. The Administrative Agent shall provide a copy of the Register to the Borrower and each Lender upon request.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of a conflict between the Register and such accounts, the Register shall be rebuttably presumed to be correct.

(e)           The Borrower agrees that, upon the request of any Lender through the Administrative Agent, it will execute and deliver to such Lender a promissory note evidencing the Loans of such Lender to the Borrower, substantially in the form of Exhibit 2.5(e) with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

2.6          Optional and Mandatory Prepayments.

(a)           The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, except as set forth in Section 2.6(c), upon at least three Business Days’ irrevocable notice (in the case of Term Benchmark Loans) and one Business Day’s irrevocable notice (in the case of ABR Loans), in each case to the Administrative Agent, specifying the date and amount of prepayment, and whether the prepayment is of Term Benchmark Loans, ABR Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. The Administrative Agent shall promptly notify each Lender of such prepayment and such Lender’s ratable share thereof (based on its Commitment Percentage). If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and may only be made, if after giving effect thereto, Section 2.9 shall not have been contravened.

(b)           (i)          If, at any time, either (A) the Asset Coverage Ratio of the Borrower shall be less than the Minimum Permitted Ratio, or (B) the aggregate amount of all Indebtedness of the Borrower (including, without limitation, the Loans made to the Borrower) then outstanding exceeds the limits provided in the Borrower’s Prospectus, then, in each case within thirty-five (35) calendar days thereafter, the Borrower shall repay Loans to the extent necessary to ensure that (x) the Borrower’s Asset Coverage Ratio after such payments is in compliance with applicable covenants concerning the minimum Asset Coverage Ratio set forth in this Agreement or (y) the aggregate amount of all Indebtedness of the Borrower then outstanding does not after such payments exceed such limits provided in the Borrower’s Prospectus, as the case may be.

(ii)          If any Loan is made in contravention of Section 4.2(c) (without the Borrower having received prior written consent from the Required Lenders), then the Borrower shall immediately prepay the full amount of such Loan.

(c)           In the event that any prepayment of a Term Benchmark Loan is required or permitted on a date other than the last day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 2.15 hereof.

2.7          Interest Rates and Payment Dates.

Subject to Section 2.14:

(a)       Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)       Each Term Benchmark Loan shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(c)       Upon (i) the occurrence and continuance of any Event of Default specified in Section 7(e) or (ii) notice given by the Administrative Agent to the Borrower of any other Event of Default (following the occurrence and during the continuance of such Event of Default), all Loans outstanding to the Borrower shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.7(a) or (b), as applicable, plus 2% per annum. If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal to the last day of any Interest Period then applicable thereto, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) otherwise, the rate described in paragraph (b) of this Section 2.7 plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)      Interest on Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to the second sentence of paragraph (c) of this Section 2.7 shall be payable from time to time on demand.

2.8          Computation of Interest and Fees.

(a)           Commitment Fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed; provided that interest on ABR Loans that are based on the Prime Rate shall be calculated on the basis of a 365/366-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.7(a).

2.9          Pro Rata Treatment and Payments.

(a)           Subject to Section 2.12(b), each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans of the Borrower then held by the Lenders. Each payment of commitment fee shall be made to the account of the Lenders pro rata according to the amounts of their respective unutilized Commitments. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made no later than 3:00 P.M., New York City time, on the due date therefor to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2 hereof, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders, pro rata except as otherwise provided for herein, promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. Subject to the provisions concerning Defaulting Lenders in this Agreement and to clause 2.9(c) below, with respect to a Lender which is not a Defaulting Lender, if such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of the applicable daily Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with applicable banking industry rules on interbank compensation for the period commencing with such Borrowing Date until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent (it being understood the Borrower shall not be obligated to repay any such interest paid by the non-funding Lender) submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)             fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;

(ii)           the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Defaulting Lender or each Lender affected thereby as stated in Section 9.1;

(iii)           In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such remedied Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such remedied Lender to hold such Loans in accordance with its portion of the Aggregate Commitments.

(d)           If any Lender shall fail to make any payment required to be made by it under this Agreement to the Administrative Agent, including without limitation pursuant to Section 2.9(b) or 8.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under the applicable Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such applicable Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.10        Requirements of Law.

(a)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law (in each case after the date hereof) of any Governmental Authority regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount determined by such Lender to be material, then from time to time, the Borrower shall promptly, and in any event within ten Business Days of receipt of notice thereof from the Administrative Agent or such Lender, pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “change in any Requirement of Law”, regardless of the date enacted, adopted or issued, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in any Requirement of Law” regardless of the date enacted, adopted, issued or implemented.

(b)           If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled by providing a certificate setting forth in reasonable detail the basis for the claim for additional amounts, the amounts required to be paid by the Borrower to such Lender, and the computations made by such Lender to determine the amounts; provided that such Lender shall not be required to disclose any confidential information. Such certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof, to a maximum additional period of one year.

(d)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender and in Lender’s sole discretion) to avoid or mitigate any additional amounts payable to the greatest extent practicable (including transferring the Loans affected by such event to another lending office), unless in the sole opinion of such Lender, such efforts would result in such Lender (or its lending office) suffering an economic, legal or regulatory disadvantage. Nothing in this clause (d) shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in this Section 2.10.

(e)           The agreements in this Section shall survive termination of the Commitments and repayment of the Loans and all amounts payable hereunder.

2.11        Taxes.

(a)           All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding all present and future income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note), and any U.S. federal withholding taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-¬Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is organized under the laws of a jurisdiction outside the United States of America if such Lender fails to comply with the requirements of paragraph (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(b)           Each Lender shall:

(i)             deliver to the Borrower and the Administrative Agent prior to any payments being made under this Agreement or the Notes (A) if such Lender is organized under the laws of a jurisdiction outside the United States of America, two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or successor applicable forms, appropriate for such Lender, or (B) if such Lender is organized under the laws of a jurisdiction within the United States of America, an Internal Revenue Service Form or W-9, or successor form;

(ii)         deliver to the Borrower and the Administrative Agent two further properly completed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

(iii)            obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from lawfully completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (A) in the case of a Form W-8BEN, Form W-8IMY or Form W-8ECI, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)           If a payment made to any Lender or the Administrative Agent under this Agreement or any Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.11(c), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(d)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting any obligation of the Borrower to do so), (ii) any taxes attributable to such Lender's failure to comply with the provisions of Section 2.11(b), and (iii) any taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           The agreements in this Section shall survive termination of the Commitments and repayment of the Loans and all amounts payable hereunder.

2.12        Change of Lending Office; Replacement of Lender.

(a)           If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.13        Conversion and Continuation Options; Tranches.

(a)          Each Term Benchmark Loan may be converted to an ABR Loan by giving the Administrative Agent notice of such election not later than the third Business Day prior to the last day of such Interest Period, unless there shall have occurred and be continuing a Default or Event of Default, provided that such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. Each ABR Loan may be converted to a Term Benchmark Loan by giving the Administrative Agent notice of such election not later than the third Business Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default. No conversion may be made pursuant to this Section 2.13(a) if, after giving effect thereto, Section 2.13(c) shall be contravened. The Administrative Agent shall promptly notify each Lender of any such conversions and the new rate of interest with respect thereto.

(b)           All Term Benchmark Loans shall be continued as such upon the expiration of the then current Interest Period with respect thereto in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Term Benchmark Loan may be continued as such (i) if, after giving effect thereto, Section 2.13(c) would be contravened or (ii) after the date that is one month prior to the Termination Date.

(c)           All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. There shall be no more than ten (10) Tranches outstanding at any one time.

2.14        Alternate Rate of Interest.

(a)           Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)          the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Loan, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Notice in accordance with the terms of Section 2.2, any Borrowing Notice that requests a Term Benchmark Loan shall instead be deemed to be a Borrowing Notice, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14 with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Notice in accordance with the terms of Section 2.2, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Borrowing Notice for a Term Benchmark Loan to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any Borrowing Notice for a Term Benchmark Loan into a request for a Borrowing of an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

2.15        Indemnity.

(a)           The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any Term Benchmark Loan, (ii) default by the Borrower in making a borrowing of, or continuation of Term Benchmark Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iv) the making by the Borrower of a prepayment (whether such prepayment is voluntary, optional, mandatory or upon acceleration of such Loans) of Term Benchmark Loans on a day which is not the last day of an Interest Period with respect thereto, or (v) the prepayment of Term Benchmark Loans on a day which is not the last day of an Interest Period with respect thereto, which prepayment is made in connection with the replacement of such Lender under Section 2.12(b), in each case above including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder for one year.

(b)           When demanding payment pursuant to this Section, the demanding Lender shall provide to the Borrower (with a copy to the Administrative Agent) a certificate, signed by an officer of such Lender, setting forth in accordance with the standard practice of such Lender the amount required to be paid by Borrower to such Lender. Such certificate shall be conclusive in the absence of manifest error.

2.16        Unrestricted Subsidiaries. The Borrower may:

(a)           At any time and from time to time designate any Controlled Portfolio Entity as an Unrestricted Subsidiary by delivery to the Administrative Agent of a notice therefor in form and substance reasonably satisfactory to the Administrative Agent, which notice shall set forth the effective date of such designation (which effective date shall be not less than five (5) Business Days after the receipt of such notice by the Administrative Agent), and provided that on such effective date no Default shall have occurred or would result from such designation, such designation shall be and become effective; and

(b)           At any time and from time to time withdraw the designation of any Controlled Portfolio Entity as an Unrestricted Subsidiary by delivery to the Administrative Agent of a notice therefor in form and substance reasonably satisfactory to the Administrative Agent, which notice shall (i) set forth the effective date of such withdrawal (which effective date shall be not less than five (5) Business Days after the receipt of such notice by the Administrative Agent) and shall (ii) state that each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such effective date, and provided that on such effective date no Default shall have occurred or would result from such withdrawal, such withdrawal shall be and become effective.

SECTION 3.      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1          Financial Condition. The statement of assets and liabilities as of the Borrower’s most recently ended fiscal year for which annual reports have been prepared and the related statements of operations and of changes in net assets for the fiscal year ended on such date, copies of which financial statements, certified by the independent public accountants for the Borrower, have heretofore been delivered to each Lender, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period, in conformity with GAAP (as consistently applied).

3.2          No Change. Since the date of the statement of assets and liabilities for the most recently ended fiscal year for which annual reports have been prepared for the Borrower, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.3          Existence; Compliance with Law. The Borrower and each of its Restricted Subsidiaries is (a) an organization duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including, without limitation, the 1940 Act and the 1933 Act) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The shares of the Borrower have been validly authorized.

3.4          Power; Authorization; Enforceable Obligations. The Borrower has the power and authority and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party including, without limitation, receiving the approval of the majority of the independent members of the Board of Trustees or board of directors of the Borrower as to entering into the transactions contemplated hereby. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party other than those that have been obtained. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5          No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (including, without limitation, the 1940 Act) or Contractual Obligation of the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6          No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues, including, without limitation, against any of its Subsidiaries, (i) with respect to the authorization, legality, validity, or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder, or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7          No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Requirement of Law or Contractual Obligations in any respect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8          Ownership of Property; Leases; Liens. Each of the Borrower and its Restricted Subsidiaries has good title to all its property except for defects which could not reasonably be expected to result in a Material Adverse Effect, and its property is not subject to any Lien except as permitted by Section 6.3. All material leases of the Borrower and each of its Restricted Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

3.9          No Burdensome Restrictions. No Requirement of Law applicable to, or Contractual Obligation of, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.10        Taxes. The Borrower and each of its Subsidiaries (other than any Unrestricted Subsidiary that is not consolidated into the Borrower’s tax returns) has filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); as of the date hereof, except as otherwise disclosed to the Administrative Agent, the Borrower is not subject to a Federal income tax audit; as of the date hereof, no tax Lien or Liens have been filed which at any one time aggregate in excess of One Hundred Thousand ($100,000) Dollars, and, to the knowledge of the Borrower, as of the date hereof, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11        Margin Stock; Federal Regulations. If requested by any Lender or the Administrative Agent from time to time, the Borrower will furnish to the Administrative Agent and each Lender a statement and current list of the assets of the Borrower in conformity with the requirements of Form FR U-1 referred to in said Regulation U. Other than the furnishing of such statement and such list, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery of this Agreement and the making of the Loans hereunder, and such execution and delivery of this Agreement and making of the Loans is in compliance therewith.

3.12        ERISA. Neither the Borrower nor any ERISA Affiliate is currently or has at any time maintained or established a Plan. Neither the Borrower nor any ERISA Affiliate is currently or has at any time been a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to a Plan.

3.13        Certain Restrictions. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System and the 1940 Act) which limits its ability to incur Indebtedness. The Borrower is not party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other agreement (including, without limitation, its charter or other organizational document) (other than the Note Purchase Agreement, or any agreement evidencing Indebtedness incurred pursuant to and in accordance with Section 6.2(d)), which limits its ability to incur Indebtedness.

3.14        Subsidiaries. The Borrower has no direct Subsidiaries (other than Controlled Portfolio Entities and Subsidiaries of Unrestricted Subsidiaries), and no equity investment or interest in any other Person, other than investments made or interests purchased in the ordinary course of business.

3.15        Registration of the Borrower. The Borrower is registered as a non-diversified, closed-end, management investment company under the 1940 Act. The Investment Manager is registered as an investment adviser under the Advisers Act, and is the Borrower’s investment manager.

3.16        Offering in Compliance with Securities Laws. The Borrower has issued all of its securities pursuant to an effective registration statement on Form N-2 or otherwise in accordance with all Federal and State securities laws applicable thereto in all material respects.

3.17        Investment Policies. The Borrower is in compliance in all material respects with all of its fundamental Investment Policies.

3.18        Permission to Borrow. The Borrower is permitted to borrow hereunder pursuant to the limits and restrictions set forth in its Prospectus and registration statement.

3.19        Accuracy of Information; Electronic Information. (a) (i) All factual information furnished on or prior to the date hereof by or on behalf of the Borrower or any Subsidiary in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Administrative Agent or such Lender) is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Administrative Agent or such Lender) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and to the extent such information was furnished to the Administrative Agent or such Lender on or prior to the date hereof, as of the date of execution and delivery of this Agreement by the Administrative Agent or such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading; provided, however, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(ii)          The information included in any Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all respects.

(b)           The Borrower agrees that neither the Administrative Agent nor any Lender shall be liable to the Borrower for any damages arising from its use of information or other materials obtained through electronic transmission systems which is incorrect or incomplete because of an electronic transmission error.

3.20        Affiliated Persons. To the best knowledge of the Borrower, the Borrower, together with its respective Affiliates, is not an “Affiliated Person” (as defined in the 1940 Act) of the Administrative Agent or any Lender.

3.21        Licenses, Permits, Etc. Each of the Borrower and its Restricted Subsidiaries owns or possess all material licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights or others, except for those conflicts that, individually or in the aggregate, could not reasonably have a Material Adverse Effect.

3.22        Existing Indebtedness. Neither the Borrower nor any of its Restricted Subsidiaries is in default, which has not been waived or cured, in the payment of any principal or interest on any Indebtedness of the Borrower or such Restricted Subsidiary, and no event or condition exists with respect to any Indebtedness of the Borrower or any of its Restricted Subsidiaries the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

3.23        Foreign Assets Control Regulations, Etc.

(a)           None of the execution, delivery or performance of any Loan Document, the issuance of any Notes, or the use of proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling or successor legislation or executive order relating thereto.

(b)           Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, nor to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (ii) engages in any dealings or transactions with any such Sanctioned Person including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(c)           No part of the proceeds from any of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any enabling or successor legislation or executive order relating thereto, assuming in all cases that such Act, legislation or executive order applies to the Borrower.

(d)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower its directors and agents, are in compliance with such laws, rules, and regulations concerning or relating to Anti-Corruption Laws and applicable Sanctions in all material respects.

3.24        Ranking of Obligations. The Borrower’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.

3.25        EEA Financial Institutions. Neither the Borrower nor any of its Restricted Subsidiaries is an EEA Financial Institution.

SECTION 4.      CONDITIONS PRECEDENT

4.1          Conditions to Initial Loans. The agreement of each Lender to make Loans hereunder and the effectiveness of this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent, which conditions precedent apply to and shall be satisfied by the Borrower:

(a)           Executed Agreement; Fees. The Administrative Agent shall have received this Agreement fully executed and delivered by all other parties thereto, including, without limitation, by a duly authorized officer of the Borrower, with a counterpart for each Lender. JPMorgan shall have received a fully executed Fee Letter and the payment of all fees described therein.

(b)           Notes. The Administrative Agent shall have received Notes for each Lender that has requested Notes pursuant to Section 2.5(e), executed and delivered by a duly authorized officer of the Borrower.

(c)           Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true, correct and complete copies, certified as to authenticity by the Borrower, of (i) the Borrower’s most recent Prospectus, Investment Advisory Agreement, Custody Agreement, Administration Agreement and Transfer Agency Agreement, (ii) the Borrower’s most recent annual and semi-annual financial reports, (iii) the Note Purchase Agreement and all documents, opinions, instruments or agreements executed or delivered in connection therewith or pursuant thereto and (iv) such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

(d)          Proceedings of the Borrower. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e)           Incumbency Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, executed by the Secretary or any Assistant Secretary of the Borrower, satisfactory in form and substance to the Administrative Agent.

(f)            Organizational Documents. The Administrative Agent shall have received true, correct and complete copies of the charter or certificate, as the case may be, and by-laws of the Borrower, certified as of the Closing Date as true, correct and complete copies thereof by the Secretary or an Assistant Secretary of the Borrower.

(g)           Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of counsel to the Borrower (which shall not be an “Accord” opinion) in form and substance satisfactory to the Administrative Agent and its counsel. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent or any Lender may reasonably require.

(h)           Financial Information. The Administrative Agent shall have received the most recent publicly available financial information (which includes a list of portfolio securities) for the Borrower.

(i)             Know Your Customer. Each Lender will have received the documents reasonably requested by it to satisfy its know-your-customer obligations with respect to its execution and delivery of this Agreement and the performance of its obligations hereunder.

(j)             Beneficial Ownership Certification. At least five (5) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered, to each Lender that had so requested, a Beneficial Ownership Certification in relation to such Borrower.

4.2          Conditions to Each Loan. The agreement of each Lender to make any Loan requested by the Borrower to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c)          Maximum Borrowing Limitation. Immediately prior to and immediately after giving effect to the proposed Loans to be made, the Borrower’s Asset Coverage Ratio shall not be less than 325% and the Borrower shall provide the Administrative Agent with a pro forma calculation of the Asset Coverage Ratio taking into effect the proposed Loans (using Net Asset values as calculated within 10 Days of the Borrowing Date); and in each case the Borrower shall not have violated any Requirements of Law or exceeded the borrowing limits set forth in its Prospectus or registration statement.

(d)           Regulation U; Forms U-1. The Lenders shall be satisfied that the Loans and the use of proceeds thereof comply in all respects with Regulation U. To the extent required by Regulation U, the Administrative Agent shall have received a copy of either (i) Form FR U-1, duly executed and delivered by the Borrower and completed for delivery to each Lender, in form acceptable to the Administrative Agent, or (ii) a current list of the assets of the Borrower (including all Margin Stock from the Borrower), in form acceptable to the Administrative Agent and in compliance with Section 221.3(c)(2) of Regulation U.

(e)           Net Assets. The Net Assets of the Borrower most recently calculated prior to the Borrowing Date (but in any event within 10 Days of the Borrowing Date) shall be greater than or equal to the Minimum Net Assets, and the Borrower shall provide the Administrative Agent with a statement of said Net Assets and Minimum Net Assets (calculated within 10 Days of the Borrowing Date).

(f)            Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 4.2 have been satisfied with respect to the Borrower.

SECTION 5.      AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as (i) the Commitments remain in effect or (ii) any amount is owing by it to any Lender or the Administrative Agent hereunder or under any other Loan Document, it shall:

5.1          Financial Statements. Furnish to the Administrative Agent (with copies for each Lender):

(a)          as soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower as at the end of such fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a statement of portfolio of investments as at the end of such fiscal year and the per share and other data for such fiscal year prepared in accordance with GAAP (as consistently applied) and all regulatory requirements, and all presented in a manner acceptable to the Securities and Exchange Commission or any successor or analogous Governmental Authority and accompanied by an opinion thereon of PricewaterhouseCoopers or any other independent certified public accountants of recognized standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and that their results of operations have been prepared in conformity with GAAP, consistently applied.

(b)           as soon as available and in any event within 60 days after the close of the first six-month period of each fiscal year of the Borrower, a statement of assets and liabilities as at the end of such six-month period, a statement of operations for such six-month period, a statement of changes in net assets for such six-month period and a portfolio of investments as at the end of such six-month period, all prepared in accordance with regulatory requirements and GAAP (subject to normal year-end adjustments and consistently applied) and certified by a Responsible Officer that such statements are prepared in accordance with GAAP consistently applied;

(c)           as soon as available and in any event within 60 days after the close of each fiscal quarter of the Borrower, a statement of assets and liabilities as at the end of such quarter, a statement of operations for the year-to-date period for such quarter, a statement of changes in net assets for the year-to-date period for such quarter and a portfolio of investments as at the end of such quarter, all prepared in accordance with regulatory requirements and GAAP (subject to normal year-end adjustments and consistently applied) and certified by a Responsible Officer that such statements are prepared in accordance with GAAP consistently applied; and

(d)           as soon as available, but in any event not later than 10 days after the end of each month of each fiscal year of the Borrower, the net asset value sheet of the Borrower as at the end of such month, in the form and detail similar to those customarily prepared by the Borrower’s management for internal use and reasonably satisfactory to the Administrative Agent, certified by a Responsible Officer as being fairly stated in all material respects;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2          Certificates; Other Information. Furnish to the Administrative Agent (with copies if requested for each Lender):

(a)           concurrently with the delivery of the financial statements and information referred to in Sections 5.1(a), (b) and (c), a certificate of a Responsible Officer stating that (i) to the best of such Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and (ii) no Default or Event of Default has occurred and is continuing except as specified in such certificate;

(b)           within fifteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its investors, and within five Business Days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority other than those filings otherwise required to be delivered under Section 5.1 hereof;

(c)           as soon as available, but in any event not later than ten days after the end of each quarter, a certificate of a Responsible Officer showing in reasonable detail the calculations supporting the Borrower’s compliance with Section 6.1 and Section 6.7(b);

(d)           as soon as available, but in any event not later than one day after such calculation is made, a certificate of a Responsible Officer showing in reasonable detail calculation of the Borrower’s Asset Coverage Ratio, including without limitation showing in reasonable detail the calculation of Adjusted Total Assets. The Borrower shall calculate its Asset Coverage Ratio on a weekly basis;

(e)           promptly following the execution thereof, copies of any amendments, restatements, supplements or other modifications to the Note Purchase Agreement or any document, opinion, instrument or agreement executed or delivered in connection therewith or pursuant thereto; and

(f)          promptly, such additional financial and other information as Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, copies of all changes to the Prospectus and registration statement, and organizational documents, and information about the Borrower’s Subsidiaries, provided that in the case of Unrestricted Subsidiaries which is obtainable by the Borrower using commercially reasonable efforts.

For the avoidance of doubt, any certifications required to be made by a Responsible Officer pursuant to Section 5.1 or this Section 5.2 that are required to be delivered on the same day may, but need not, be delivered by incorporating such certifications into a single certificate. In addition, to the extent two or more subsections of Section 5.1 or this Section 5.2 require delivery of the same certification, information or other deliverable, the delivery of one copy of such certification, information or other deliverable shall satisfy the requirements of all such subsections.

5.3          Payment of Obligations. Pay, discharge or otherwise satisfy, and cause each of its Restricted Subsidiaries to pay discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

5.4          Conduct of Business; Maintenance of Existence and Investment Company Status; Compliance with Law and Contractual Obligations; Maintenance of Custodian. Continue to engage in its investment business in accordance with its Investment Policies, Prospectus and registration statement, as such may be supplemented or amended from time to time, and preserve, renew and keep in full force and effect its and its Restricted Subsidiaries’ existence, and take all reasonable action to maintain all of its and its Restricted Subsidiaries’ licenses, certificates, permits, rights, privileges and franchises necessary or desirable in the normal conduct of its or its respective Restricted Subsidiary’s business; comply with, and cause its Subsidiaries to comply with, all Contractual Obligations and Requirements of Law (including, without limitation, Regulations U and X and other applicable regulations of the Board of Governors of the Federal Reserve System) except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain at all times its status as non-diversified, closed-end an investment company registered under the 1940 Act; maintain at all times a custodian which is a bank or trust company organized under the laws of the United States or a political subdivision thereof having assets of at least $10,000,000,000 and a long-term debt or deposit rating of at least A from S&P or A2 from Moody’s.

5.5          Maintenance of Property; Insurance. Keep, and cause its Restricted Subsidiaries to keep, all property useful and necessary in its business, if any, in good working order and condition, normal wear and tear excepted; maintain for itself and its Restricted Subsidiaries with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customarily insured against in the same general area by entities engaged in the same or similar business or as may otherwise be required by the Securities and Exchange Commission or any successor or analogous Governmental Authority (including, without limitation, (i) fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the 1940 Act or any successor provision and (ii) errors and omissions insurance); and furnish to each Lender, upon written request, full information as to the insurance carried.

5.6          Inspection of Property; Books and Records; Discussions. Keep, and cause each of its Subsidiaries to keep, proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of (i) the Administrative Agent, upon its own discretion or at the reasonable request of any Lender, and (ii) upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect any of the Borrower’s properties and examine and make abstracts from any of its books and records during normal business hours and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants; provided that, unless a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent shall provide the Borrower with five (5) Business Days’ prior notice of such visits and shall only conduct such visit at most twice a year.

5.7          Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries in which the amount reasonably determined to be at risk is more than 5% of the Borrower’s net assets and not covered by insurance or in which injunctive or similar relief is sought;

(d)           any change in the Borrower’s Prospectus or registration statement involving Investment Policies;

(e)           any development or event which could reasonably be expected to have a Material Adverse Effect on the Borrower;

(f)            any amendments, restatements, supplements or other modification to the Note Purchase Agreement or any document, opinion, instrument or agreement executed or delivered in connection therewith or pursuant thereto; and

(g)           any change in the Borrower’s custodian.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.8          Purpose of Loans. Use the proceeds of the Loans for general corporate purposes of the Borrower as an investment company registered under the 1940 Act. Without limiting the foregoing, the Borrower will not, directly or indirectly, use any part of such proceeds for any purpose which would violate any provision of its registration statement or any applicable statute, regulation, order or restriction.

5.9          Payments Following Default or Event of Default. During the continuation of any Default or Event of Default, the Borrower shall make payments with respect to the Loans and other amounts outstanding under this Agreement not less than pro rata with payments of all principal amounts of any unsecured borrowings of the Borrower, calculated in accordance with principal amounts outstanding.

SECTION 6.      NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as (i) the Commitments remain in effect or (ii) any amount is owing by it to any Lender or the Administrative Agent hereunder or under any other Loan Document, it shall not, without the prior written consent of the Required Lenders, directly or indirectly:

6.1          Financial Condition Covenant. Permit the Asset Coverage Ratio to be less than the Minimum Permitted Ratio; or in each case allow Indebtedness of the Borrower to exceed the limits set forth in the Borrower’s Prospectus or registration statement or allow Indebtedness to exceed the requirements of the 1940 Act.

6.2          Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except Indebtedness of the Borrower or such Restricted Subsidiary incurred: (a) under the Loan Documents, (b) in the form of reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that constitute “Indebtedness” entered into primarily for investment purposes which have the effect of borrowing; provided, the notional value of all such reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that constitute “Indebtedness” entered into primarily for investment purposes which have the effect of borrowing shall not exceed $50 million at any time; and provided further that reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that do not constitute “Indebtedness” shall be marked to market on a daily basis with any assets or liabilities, as applicable, resulting therefor added or deducted, as applicable, from Adjusted Total Assets and thereby reflected in the Asset Coverage ratio, (c) pursuant to the Note Purchase Agreement, (d) any additional unsecured Indebtedness that the Borrower may issue from time to time provided that the Asset Coverage Ratio is greater than 350% at the time of issue taking into account such issuance, and no Default or Event of Default is then existing or would be caused thereby and Borrower has certified the same to Lenders and Agent, and provided further that the net proceeds (after payment of premium, fees and expenses) of such issuances not used to refinance then existing unsecured indebtedness shall be used to repay the Loans and other amounts due under this Agreement until paid in full, provided such 350% condition precedent and use of proceeds requirement may be waived with Required Lenders’ consent, or (e) secured Indebtedness the aggregate principal amount of which is not outstanding for more than 60 days and which does not exceed five percent (5%) of the Borrower’s Total Assets at the time of incurrence of such Indebtedness (“Permitted Secured Indebtedness”); and, in each case, which is not otherwise prohibited by law, is in the ordinary course of business, and is not in contravention of the Borrower’s Prospectus and in the case of 6.2(a), (c), (d) and (e) is reflected properly as Senior Securities representing Indebtedness of the Borrower in the calculation of the Asset Coverage Ratio. Notwithstanding anything to the contrary contained in this Agreement, no Indebtedness of Unrestricted Subsidiaries shall be recourse to the Borrower or Restricted Subsidiaries.

6.3          Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, except for (i) Liens securing Permitted Secured Indebtedness, which Liens are upon specific identified assets of the Borrower which are placed in a segregated account and are generally representative of the assets of the Borrower taken as a whole in credit quality, and, (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such Restricted Subsidiary in conformity with GAAP, (iii) Liens arising in connection with claims for customary fees and expenses, and for advances made by or payments due to the custodian, under the Borrower’s Custody Agreement, (iv) Liens created, incurred, assumed or suffered to exist in compliance with the Prospectus and registration statement of the Borrower in the ordinary course of the Borrower’s business, (v) liens upon collateral valued at up to $50 million at any time granted in connection with reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that constitute “Indebtedness” entered into primarily for investment purposes which have the effect of borrowing, or (vi) Liens created under any of the Loan Documents.

6.4          Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist (a) any material Guarantee Obligation of the Borrower or any of its Restricted Subsidiaries, except as may occur in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law, or (b) any Guarantee Obligation of the Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of Unrestricted Subsidiaries.

6.5          Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, unless no Default or Event of Default shall have occurred and be continuing or be caused by such merger, consolidation or amalgamation, the Borrower is the surviving entity of such merger, consolidation or amalgamation and the Investment Manager remains the investment manager of the Borrower; liquidate, wind up or dissolve (or suffer any liquidation or dissolution); convey, sell, lease, assign, transfer or otherwise dispose of all of the property, business or assets of the Borrower in a single transaction or in related transactions; or make any material change in its present method of conducting business.

6.6          Limitation on Distributions. Make or set apart for payment any distribution or dividend (other than a dividend or distribution paid in shares of, or options, warrants, or rights to subscribe for, or purchase, common shares or other shares of capital stock of the Borrower) to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower if after giving effect to such distribution or dividend a Default or Event of Default would then exist; provided however, that dividends may be paid to preferred shareholders of the Borrower if (x) the Loans and any other Senior Securities Representing Indebtedness have an asset coverage (as determined in accordance with Section 18h of the 1940 Act as in effect as of the Closing Date) of at least 200% at the time the dividend is set apart for payment after deducting the amount of such dividend and (y) the amount of dividends set apart for payment during the cure period does not exceed $250,000 (asset coverage ratios for this Section 6.6 may be calculated on the basis of values calculated as of a time within 48 hours next preceding the time of such determination). Notwithstanding the foregoing sentence, during the occurrence and continuation of an Event of Default specified in paragraphs (a) or (e) of Section 7, including without limitation arising due to any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b), the Borrower shall not make any distribution or dividend to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower. Notwithstanding the foregoing, nothing herein shall prevent the Borrower from making distributions that are required by any Requirement of Law.

6.7          Limitation on Investments, Loans and Advances; Subsidiaries. (a) Make, or permit any of its Restricted Subsidiaries to make, any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of or make any other investment (each such advance, loan, extension, contribution, purchase or investment, an “Investment”) in, any Person, except those not inconsistent with the Borrower’s Investment Policies.

(b)           Notwithstanding any other provision hereof to the contrary, make, or permit any of its Restricted Subsidiaries to make, any Investment in any Person (including, without limitation, a single master limited partnership) if the aggregate amount of all Investments in such Person exceeds, at the time of such Investment, fifteen percent (15%) of the Borrower’s Total Assets.

6.8          Limitation on Transactions with Affiliates. Enter into, or permit any of its Restricted Subsidiaries to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Agreement and not in violation of the 1940 Act, and (b) in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business.

6.9          Limitation on Negative Pledge Clauses. Enter into, or permit any of its Restricted Subsidiaries to enter into, with any Person any agreement which prohibits or limits the ability of the Borrower or such Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (i) the Loan Documents, (ii) the Note Purchase Agreements, (iii) the provisions of certain series of mandatory redeemable preferred shares issued by the Borrower, (iv) the Institutional Account Agreement for Introduced Accounts, dated as of September 27, 2004 between the Borrower and Bear, Sterns Securities Corp. (the successor of which is an Affiliate of JPMorgan) and any other similar prime brokerage, margin lending or custody agreements entered into in the ordinary course of the Borrower’s business, (v) except as may occur in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law, or (vi) in connection with Indebtedness permitted by the provisos of Section 6.2(d) hereof.

6.10        Limitation on Changes to Investment Policies. Except as may be required by law, make any amendment to the Prospectus or registration statement of the Borrower relating to changes in the Borrower’s fundamental Investment Policies without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

6.11        Permitted Activities. Permit any of its Restricted Subsidiaries to engage in any business or activity other than holding portfolio investments consistent with the Borrower’s Investment Policies.

6.12        ERISA. Establish, maintain or be obligated, or permit any ERISA Affiliate to establish, maintain or be obligated, in respect of a Plan.

6.13        Terrorism Sanctions Regulations. Become, or permit any of its Subsidiaries to become, a Sanctioned Person, including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or engage, or permit any of its Subsidiaries to engage, in any dealings or transactions with any such Sanctioned Person, including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or use the proceeds of any Loan or other transaction contemplated by this Agreement in violation of Anti-Corruption Laws or applicable Sanctions.

6.14        Asset Coverage Ratio Calculation. Change the frequency with which it calculates or publishes its Asset Coverage Ratio, except if it is to increase the frequency.

SECTION 7.      EVENTS OF DEFAULT

If any of the following events shall occur and be continuing (each an “Event of Default”):

(a)           The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, including, without limitation, any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)           Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section), and such default shall continue unremedied for a period of 30 days or, solely in the case of such default arising under Sections 5.4, 5.7, 5.8, 6.5 or 6.7 hereof, five (5) Business Days, provided for such defaults arising under Sections 6.11, 6.12 and 6.13 hereof, there shall be no period of remedy; or

(d)           The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans), Swap Obligation or in the payment of any Guarantee Obligation, beyond the grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness, Swap Obligation or Guarantee Obligation was created; or (ii) after the satisfaction or expiration of any notice requirement and grace period pertaining thereto, default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Obligation or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or Swap Obligation (or a Trust or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness or Swap Obligation to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided that no Event of Default shall occur under this Section 7(d) if the aggregate liability in respect of such Indebtedness, Swap Obligation or Guaranty Obligation is less than $5,000,000; or

(e)           (i) The Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action with respect to itself (A) under any then Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains unvacated, undischarged, unstayed or unbonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)            Either the Borrower or any Commonly Controlled Entity of the Borrower incurs any liability to any Plan which would reasonably be expected to have a Material Adverse Effect on the Borrower; or

(g)           One or more final judgments or decrees shall be entered against the Borrower of any of its Restricted Subsidiaries involving in the aggregate a liability (not fully covered by insurance or otherwise paid or discharged) equal to or exceeding $5,000,000, which judgment(s) remain unsatisfied for at least 60 days; or

(h)           Either the Investment Manager or an Affiliate thereof shall no longer act as investment manager for the Borrower; or

(i)            The Borrower shall cease to be registered under the 1940 Act (or proceedings for such purpose shall have been instituted); or

(j)            The Borrower shall fail to materially comply with its fundamental Investment Policies in a manner which the Required Lenders, in their sole discretion, determine could reasonably be expected to have a Material Adverse Effect; or

(k)           The Borrower shall fail to materially comply with the 1940 Act; or

(l)            The Borrower’s Asset Coverage Ratio shall at any time be less than 200%;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) of this Section with respect to the Borrower, automatically the Commitments available to the Borrower shall immediately terminate and the Loans hereunder made to the Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower shall immediately become due and payable, and (B) if such event is any other Event of Default with respect to the Borrower, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments available to the Borrower to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.      THE ADMINISTRATIVE AGENT

8.1          Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence, willful misfeasance, bad faith or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3          Exculpatory Provisions. (a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

(b)           The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RESPECTIVE RELATED PERSONS (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, ANY LENDER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(e)           “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(f)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(g)           Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

8.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or all of the Lenders, as applicable; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6          Acknowledgments of Lenders. (a) Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any arranger, any syndication agent, any documentation agent or any other Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger any syndication agent, any documentation agent or any other Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance pursuant to Section 9.6(c) or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)           (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greatest of the Federal Funds Effective Rate, the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.6(c) shall be conclusive, absent manifest error.

(ii)          Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greatest of the Federal Funds Effective Rate, the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)            Each Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by such Borrower.

(iv)             Each party’s obligations under this Section 8.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

8.7          Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

8.8          Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9          Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) Business Days’ notice to the Lenders and the Borrower; provided that absent the existence and continuation of an Event of Default hereunder, such resignation shall not become effective without the prior written consent of the Borrower, which shall not be unreasonably denied. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.      MISCELLANEOUS

9.1          Amendments and Waivers. (a) Subject to Sections 2.14(b), (c) and (d) and Section 9.1(b) below, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in, or amend, the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, or (iii) amend, waive or modify the first two sentences of Section 2.9(a), in each case without the written consent of all the Lenders, or (iv) amend, waive or modify Section 2.6(b) without the written consent of all the Lenders, or (v) amend, waive or modify Section 6.1 without the written consent of all the Lenders, or (vi) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be effective in the specific instance and for the specific purpose for which given. This Section 9.1 is subject to the proviso that a Defaulting Lender’s vote shall not be included except that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

(b) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

9.2          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which writing may be in the form of a facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when transmitted, with written confirmation of transmission obtained, addressed as follows in the case of the Borrower and the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:	To the Administrative Agent:

KA Fund Advisors, LLC	JPMorgan Chase Bank, N.A.
811 Main Street, 14th Floor	500 Stanton Christiana Rd.
Houston, TX 77002	NCC5 / 1st Floor
Attention: Colby Parker	Newark, DE 19713
Facsimile: 713-655-7359	Attention: Loan & Agency Services Group
Tel: 302-634-4092
Fax: 302-634-8459
Email: fatima.akhtar@chase.com

with a copy to:

Pryor Cashman LLP
7 Times Square, Third Floor
New York, NY 10036-6569
Facsimile No.: (212) 326-0806
Attention: Lawrence Remmel

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.9(b), or 2.13(a) shall not be effective until received.

9.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4          Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5          Payment of Expenses and Taxes; Indemnification, Etc. (a) The Borrower agrees (i) to reimburse the Administrative Agent for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, and (ii) to reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement with respect to the Borrower, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

(b)           Limitation of Liability. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the internet); provided, further, that the foregoing shall not relieve the Administrative Agent or any Lender from liability resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for exemplary, special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.5(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.5(c), against any exemplary, special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)           Indemnity. The Borrower agrees to indemnify and hold each Lender and the Administrative Agent harmless, from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents with respect to the Borrower, and to indemnify and hold each Lender and the Administrative Agent (and their respective affiliates, directors, officers, agents and employees (collectively with the Administrative Agent and the Lenders, the “Indemnified Parties”)) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, reasonable costs, reasonable out-of-pocket expenses or disbursements of any kind or nature whatsoever (including but not limited to reasonable attorney’s fees and settlement costs) arising directly or indirectly from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, from the Borrower’s use of proceeds or the commitment, from failure of the Borrower to comply with rules, regulations and laws regarding the business of mutual funds, from false or incorrect representations or warranties or other information provided in connection with this Agreement, or from failure of the Borrower to comply with covenants in a timely manner (all the foregoing in this Section 9.5 (c), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from (A) with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party as finally determined in a nonappealable judgment by a court of competent jurisdiction, (B) disputes arising between or among the Lenders and the Administrative Agent, or (C) with respect to any such Indemnified Party, the failure of such Indemnified Party (and its Affiliates) to comply with any Requirement of Law.

(d)           Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.5 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by such Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

(e)           Payments. All amounts due under this Section 9.5(e) shall be payable not later than 10 days after written demand therefor (which demand shall include a statement describing in reasonable detail the basis for making such demand).

(f)            The agreements in this Section 9.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.6          Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)          Any Lender may, in the ordinary course of its commercial banking business and in accordance with Applicable Laws, at any time sell to one or more Persons (other than natural Persons (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural Person), Borrower or Borrower’s Affiliates and Subsidiaries) as permitted by law (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that (i) such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) of the proviso in Section 9.1 without the consent of the Participant and (ii) the Participant may obtain voting rights limited to changes in respect of the principal amount, interest rates, fees and term of the Loans. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by Applicable Laws, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with Applicable Law, at any time and from time to time assign to any Lender or any Affiliate thereof that is an Eligible Lender or, with the consent of the Administrative Agent and (so long as no Event of Default shall have occurred and be continuing) the Borrower (not to be unreasonably withheld or delayed), to an additional Eligible Lender (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit 9.6(c), executed by such Assignee, such assigning Lender (and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that, unless waived by the Administrative Agent, such assignments must be in amounts of at least $1,000,000 (or, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, all of such lesser amount). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement.

(d)          The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and the Administrative Agent) together with payment by the assigning Lender or Assignee to the Administrative Agent of a registration and processing fee of $3,000 (for which the Borrower shall not have an obligation to reimburse unless such assignment is made pursuant to Section 2.12(b)), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f)            The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)           For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with Applicable Law.

9.7          Adjustments; Set-off(a). (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further that the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8          Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Investment Manager and the Administrative Agent.

(b)          Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Related Party of any Lender for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

9.9          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10        Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK.

9.12        Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the County of New York, in the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of any party hereto to effect service of process in any other manner permitted by law or shall limit the right of any party hereto to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

9.13        Acknowledgments. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14        WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15        Waiver of Conflicts; Confidentiality; Integration. (a) The Borrower, acknowledge that each of the Administrative Agent and each Lender and their respective affiliates (collectively, the “Bank Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Bank Parties will not use Confidential Information obtained from the Borrower by virtue of the transactions contemplated by this Agreement or their other relationships with the Borrower in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not furnish any such Confidential Information to other companies. The Borrower also acknowledge that no Bank Party has any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Borrower, confidential information obtained from other companies.

(b)          For purposes of this Section, “Confidential Information” shall mean all information received from the Borrower or Investment Manager relating to any of them or their business, other than any such information, that is available to the Administrative Agent or any Lender on a nonconfidential basis other than as a result of a breach of this Agreement. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of, and not to use the Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, agents, and service providers, including, without limitation, accountants, legal counsel and other advisors for purposes relating to the transactions contemplated by this Agreement or for conducting legitimate audits (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will have agreed to keep such Confidential Information confidential), (ii) to the extent requested by any legal, regulatory or self-regulatory authority having or claiming jurisdiction over such Person, (iii) to the extent required by Applicable Laws or by any subpoena or similar legal process, (iv) to any other party to this Agreement for purposes relating to the transactions contemplated hereby, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this subsection, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights under this Agreement, (vii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (viii) with the written consent of the Borrower. Any person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

(c)           This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.16        Non-Recourse. The Administrative Agent and the Lenders hereby agree for the benefit of the Investment Manager and each and every shareholder, trustee, director and officer of the Investment Manager, the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such shareholder, Trustee, director and officer (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under this Agreement or any Loan Document or any other instrument or document delivered pursuant hereto or thereto (except, in the case of any shareholder, to the extent of its investment in the Borrower); (b) no claim against any Non-Recourse Person may be made for any obligation of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for payment of principal of, or interest on, the Loans or for any fees, expense, or other amounts payable by the Borrower hereunder or thereunder, or otherwise; and (c) the obligations of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto are enforceable solely against the Borrower and its properties and assets.

9.17        PATRIOT Act. (a) Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower will provide such information promptly upon the request of such Lender.

(b)           Additionally, the Borrower will provide such information and documentation as reasonably requested by the Administrative Agent or any Lender from time to time for purposes of compliance with the Beneficial Ownership Regulation.

(c)           The Borrower will provide promptly such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies, including, without limitation, with respect to Borrower’s Subsidiaries, which, in the case of Unrestricted Subsidiaries is obtainable by the Borrower using commercially reasonable efforts.

9.18        Acknowledgement and Consent to Bail-In of EEA and UK Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.19        Lender Representation. Each Lender hereby represents and warrants to the Borrower that it is an Eligible Lender. Each Lender will promptly notify the Borrower and the Administrative Agent if it is no longer an Eligible Lender.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amended and Restated Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

$175,000,000 SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

By:
	Name:	Colby Parker
	Title:	Chief Financial Officer

SIGNATURE PAGE TO

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

$175,000,000 SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:
Name:
Title:

SIGNATURE PAGE TO

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

$175,000,000 SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

REGIONS BANK

By:
Name:
Title:

SIGNATURE PAGE TO

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

$175,000,000 SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

SIGNATURE PAGE TO

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

$175,000,000 SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE I

COMMITMENTS

Name of Lender	Amount of Commitment
JPMORGAN CHASE BANK, N.A.	$37,000,000
BANK OF AMERICA, N.A.	$34,500,000
REGIONS BANK	$34,500,000
SUMITOMO MITSUI BANKING CORPORATION	$34,500,000
U.S. BANK NATIONAL ASSOCIATION	$34,500,000
TOTAL	$175,000,000

I-1

EXHIBIT 2.5(e)

FORM OF NOTE

$__________________	New York, New York _____ __. 20__

FOR VALUE RECEIVED, KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Borrower”), hereby unconditionally promises to pay to the order of __________________________, at the office of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Lenders”) under the Credit Agreement, as hereinafter defined (in such capacity, the “Administrative Agent”), in lawful money of the United States of America and in immediately available funds, on the Maturity Date the principal amount of (a)_________ DOLLARS ($________ ), or, if less (b) the aggregate unpaid principal amount of all Loans made by the Lenders to the Borrower pursuant to Section 2.1 of the Credit Agreement, as hereinafter defined.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the Closing Date at the applicable rates per annum set forth in Section 2.7 of the Credit Agreement referred to below until any such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise), and thereafter on such overdue amount at the rate per annum set forth in Section 2.7(c) of the Credit Agreement until paid in full (both before and after judgment). Interest shall be payable in arrears on each applicable Interest Payment Date, commencing on the first such date to occur after the date hereof and terminating upon payment (including prepayment) in full of the unpaid principal amount hereof; provided that interest accruing on any overdue amount shall be payable on demand.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof the date, Type and amount of each Loan made by such Lender to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Term Benchmark Loans, the length of each Interest Period with respect thereto, in each case pursuant to the Credit Agreement. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Sixth Amended and Restated Credit Agreement, dated as of February 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of one or more Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

2.5(e)-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

By:
Name:
Title:

2.5(e)-2

Schedule A to Note

LOANS AND REPAYMENTS OF LOANS

DATE	TYPE OF LOAN	AMOUNT OF LOANS	AMOUNT OF PRINCIPAL OF LOANS REPAID	UNPAID PRINCIPAL BALANCE OF LOANS	NOTATION MADE BY

2.5(e)-3

EXHIBIT 9.6(c)

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of February 24, 2023, by and among (i) KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Borrower”), (ii) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and (iii) JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

1.       The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement.

2.       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to or in any connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or any other obligor or the performance or observance by the Borrower, or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Interest, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, its obligation pursuant to Section 2.11(b) of the Credit Agreement.

Ex. 9.6(c)-1

4.       The effective date of this Assignment and Acceptance shall be _________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.       Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.       From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.       This Assignment and Acceptance shall be governed by and construed in accordance with the substantive laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Ex. 9.6(c)-2

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE
RELATING TO THE SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF FEBRUARY 24, 2023

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal	Commitment Percentage
Amount Assigned	Assigned[1]
$__________	__.___________%

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

Accepted and Consented To:

JPMORGAN CHASE BANK, N.A.	[BORROWER (If Required)]
as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Ex. 9.6(c)-3